SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2007

CHANCELLOR GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-30219	87-0438647
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	( I.R.S. Employer Identification No.)

216 South Price Road, Pampa, TX	79065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(806) 688-9697

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

Amendments to CapWest Resources Loan Documents

On April 13, 2007, we entered into a Loan Agreement with CapWest Resources, Inc. (“CapWest”), Midland, Texas, for an advancing line of credit/term loan facility (the “CapWest Loan Agreement”). At the closing of the purchase of the Caldwell Assets, we drew down under this facility $2,700,000 for the balance of the purchase price of the Caldwell Leases, $291,500 for the Caldwell equipment, $111,000 for bank fees, legal expenses and associated costs, and $130,000 for initial working capital. We issued to CapWest Resources, Inc. our Advancing Line of Credit/Term Note at such closing to cover the above advances. The interest rate under the CapWest Loan Agreement is a variable rate equal to the prime rate as defined in this Agreement plus 4%, but not higher than the highest lawful rate as defined in this Agreement.

Effective July 12, 2007, we executed an agreement (“Modification”), amending the Capwest Multiple Advance Term Note issued pursuant to the CapWest Loan Agreement. The Modification changes the monthly payment date from the 15th to the 25th of each month and extended the maturity date of the loan to April 25, 2010.

Effective August 9, 2007, we entered into a First Amendment to the CapWest Loan Agreement (the “Amendment”), that increases our borrowing base from $3,700,000 to $3,950,000. Of the additional borrowing base, $170,000 is reserved for the purpose of restoring existing oil and gas wells. We have agreed to reduce our consolidated general and administrative expenses paid to members of our management team to a maximum of $20,000, beginning with those payments to be tendered to such management team members for their services during the month of August 2007, and to maintain such general and administrative expenses at this level until such time as we have raised $250,000 in equity capital and have demonstrated to the satisfaction of CapWest that we have met, and are continuing to meet, our forecasted production levels and expenses. In the Amendment, we have also agreed that we will reach the budgeted oil and gas sales figures per month of 5,300 barrels of oil (“BO”) (with net production to us of 4,134 BO) and 10 million cubic feet of natural gas production (producing net production to us of 8,750,000 cubic feet), and attain a producing well count of 245 wells on or before December 31, 2007. Should we fail to fulfill this covenant, we have agree to reduce the general and administrative expenses allocable to management team members to $10,000 monthly, beginning with general and administrative expenses paid to management for the month of January 2008.

Under the CapWest Loan Agreement, CapWest has a 2% overriding royalty interest in our leases. After the payout of CapWest’s loan, or in the event that the Company is sold, this overriding royalty interest will convert to a 15% net revenue interest in the leases. This interest may be purchased by us under a formula specified in this Agreement. As of August 9, 2007, we entered into a new Bill of Sale and Assignment of Contractual Rights with CapWest that provides for an additional 5% interest for CapWest in the gross oil and gas proceeds from our leases after payout of CapWest’s loan.

As of August 9, 2007, we also entered into a First Modification and Amendment to Advancing Line of Credit/Term Note with CapWest, which provides, inter alia, for payment of accrued unpaid interest by August 20, 2007, which we have done, and for payment of the regularly scheduled interest payment due August 30, 2007, which will be paid in the next few days upon receipt of revenue check for the purchase of oil from a major purchaser. In addition, under the First Modification and Amendment, for the balance of 2007, we are required to pay interest only on the CapWest loan, payments of principal to resume on January 31, 2008

FOR THE FULL TERMS OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH CAPWEST, PLEASE REFER TO THE COPY OF THESE AGREEMENTS FILED AS EXHIBITS 10.13 THROUGH 10.16 TO THIS REPORT.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Chief Financial Officer

Effective August 24, 2007, Alan M. Wright resigned as our Chief Financial Officer in order to resume his retirement, his motorsports, and his non-profit responsibilities. In connection with his resignation, we entered into a Separation and Release Agreement, pursuant to which we will issue Mr. Wright 300,000 shares of our common stock in full settlement of all matters between the parties.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.13	Modification dated as of July 27, 2007, to Form of Multiple Advance Term Promissory Note issued by the Company pursuant to the CapWest Resources, Inc. Loan Agreement.
10.14
First Amendment, dated as of August 9, 2007, to Loan Agreement, dated April 13, 2007, by and among the Company, Gryphon Production Company, LLC, and Gryphon Field Services, LLC, as borrowers, and CapWest Resources, Inc., as lender.

10.15
Bill of Sale and Assignment of Contractual Rights, dated as of August 9, 2007, by and among the Company, Gryphon Production Company, LLC, and Gryphon Field Services, LLC, as borrowers, and CapWest Resources, Inc., as lender.

10.16	First Modification and Amendment, dated as of August 9, 2007 to Advancing Line of Credit/Term Note issued by the Company pursuant to the CapWest Resources, Inc. Loan Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHANCELLOR GROUP, INC.

By:	/s/ Bradley Fischer
Bradley W. Fischer, Chief Executive Officer

Date: August 30, 2007

EXHIBIT INDEX
Exhibit No.	Description
10.13	Modification dated as of July 27, 2007, to Form of Multiple Advance Term Promissory Note issued by the Company pursuant to the CapWest Resources, Inc. Loan Agreement.
10.14
First Amendment, dated as of August 9, 2007, to Loan Agreement, dated April 13, 2007, by and among the Company, Gryphon Production Company, LLC, and Gryphon Field Services, LLC, as borrowers, and CapWest Resources, Inc., as lender.

10.15
Bill of Sale and Assignment of Contractual Rights, dated as of August 9, 2007, by and among the Company, Gryphon Production Company, LLC, and Gryphon Field Services, LLC, as borrowers, and CapWest Resources, Inc., as lender.

10.16	First Modification and Amendment, dated as of August 9, 2007 to Advancing Line of Credit/Term Note issued by the Company pursuant to the CapWest Resources, Inc. Loan Agreement.